SECURITIES AND EXCHANGE COMMISSION
                                   Washington, D.C.  20549


                                          FORM S-8

                                   REGISTRATION STATEMENT
                                            UNDER
                                 THE SECURITIES ACT OF 1933

                                          ------------

                                       99 CENTS ONLY STORES
                   (Exact Name of Registrant as Specified in Its Charter)


         CALIFORNIA                                  95-2411605
(State or Other Jurisdiction of                   (I.R.S. Employer or
 Incorporation Organization)                       Identification No.)


   4000 EAST UNION PACIFIC AVENUE
    CITY OF COMMERCE, CALIFORNIA                         90023
   (Address of Principal Executive Offices)            (Zip Code)


                  99 CENTS ONLY STORES 1996 STOCK OPTION PLAN
                           (Full Title of The Plan)


                                ERIC SCHIFFER
                        4000 EAST UNION PACIFIC AVENUE
                      CITY OF COMMERCE, CALIFORNIA  90023
                    (Name and Address of Agent For Service)


                                (213) 980-8145
         (Telephone Number, Including Area Code, of Agent For Service)


                         Copies of communications to:
                        C.N. FRANKLIN REDDICK III, ESQ.
                     TROOP MEISINGER STEUBER & PASICH, LLP
                           10940 WILSHIRE BOULEVARD
                                 Eighth Floor
                         Los Angeles, California 90024
                                (310) 824-7000


                        CALCULATION OF REGISTRATION FEE

                                    Proposed         Proposed
     Title of                       Maximum          Maximum
    Securities       Amount         Offering         Aggregate     Amount of
      to be          to be         Price Per         Offering     Registration
    Registered     Registered       Share(1)         Price(1)          Fee
    ----------     ----------      ----------       -----------   ------------
Common Stock,
no par value       1,000,000        $20.19          $20,190,000    $6,119


(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h)(1) under the Securities Act of 1933, as amended, and based upon the average of the high and low price of the Common Stock on the New York Stock Exchange on April 29, 1997.

                                           PART I
                      INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS


ITEM 1.   PLAN INFORMATION.*

ITEM 2.   REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.*

          * Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.


                                           PART II
                     INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents are incorporated herein by reference:

     (a) Registrant's Annual Report on Form 10-K, for the fiscal year ended December 31, 1996;

     (b)  Registrant's Reports on Form 8-K, filed on April 9, 1997;

     (c) The description of Registrant's Common Stock contained in Registrant's Registration Statement on Form S-1 (File No. 333-2764).

All documents subsequently filed by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

     The securities to be offered are registered under Section 12 of the Exchange Act.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

     None.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 317 of the California General Corporation Law provides generally that a person sued as a director, officer or agent of a corporation may be indemnified by the corporation for reasonable expenses, including counsel fees, if (a) in the case of other than derivative suits, such person has acted in good faith and in a manner such person reasonably believed to be in the best interests of the corporation (and in the case of a criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful), and (b) in the case of a derivative suit, such person has acted in good faith in a manner such person believed to be in the best interests of the corporation and its shareholders, and with such care, including reasonable inquiry, as an ordinarily prudent person, in a like position would use under similar circumstances. Section 317 provides that no indemnification shall be made in the case of a derivative suit in respect of any claim as to which a director, officer or agent has been adjudged to be liable to the corporation, except with court approval, nor shall indemnification be made for costs of and expenses in connection with settlement, without court approval. Indemnification is mandatory in the case of a director, officer, or agent who is successful on the merits in

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defense of a suit against him or her.  The determination as whether to indemnify a director, officer or agent is made by a majority of disinterested directors, a majority of disinterested shareholders, or the court in which the suit is pending.

     The Company's Articles of Incorporation provide that the liability of the Company's directors for monetary damages shall be eliminated to the fullest extent permissible under California law. This is intended to eliminate the personal liability of a director for monetary damages in an action brought by or in the right of the Company for breach of a director's duties to the Company or its shareholders except for liability: (1) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law; (2) for acts or omissions that a director believes to be contrary to the best interests of the Company or its shareholders or that involve the absence of good faith on the part of the director; (3) for any transaction from which a director derived an improper personal benefit; (4) for acts or omissions that show a reckless disregard for the director's duty to the Company or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk or serious injury to the Company or its shareholders; (5) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Company or its shareholders; (6) with respect to certain transactions, or the approval of transaction in which a director has a material financial interest; and (7) expressly imposed by statute, for approval of certain improper distributions to shareholders or certain loans or guarantees. This provision does not eliminate or limit liability of an officer for any act or omission as an officer, notwithstanding that the officer is also a director or that his or her actions, if negligent or improper, have been ratified by the Board of Directors. Further, the provision has no effect on claims under federal or state securities laws and does not affect the availability of injunctions and other equitable remedies available to the Company's shareholders for any violation of a director's fiduciary duty to the Company or its shareholders. Although the validity and scope of the legislation underlying the provision have not yet been interpreted to any significant extent by the California courts, the provision may relieve directors or monetary liability to the Company for grossly negligent conduct, including conduct in situations involving attempted takeovers of the Company.

     The Articles also provide that the Company is authorized to provide indemnification to its agents (as defined in Section 317 of the California Corporations Code), through the Company's Bylaws or through agreements with such agents or both, for breach of duty to the Company and its shareholders, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code.

     The Bylaws of the Company provide that a person sued as an agent of the Company may be indemnified by the Company for reasonable expenses incurred thereby, if (a) in the case of other than derivative suits, such person has acted in good faith and in a manner he or she reasonably believed to be in the best interests of the Company (and in the case of a criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful), and (b) in the case of a derivative suit, such person has acted in good faith in a manner he or she believed to be in the best interests of the Company and its shareholders, and with such are, including reasonable inquiry, as an ordinarily prudent person, in a like position would use under similar circumstances. The Bylaws further provide that no indemnification shall be made in the case of a derivative suit in respect to any claim as to which such person has been adjudged to be liable to the corporation, except with court approval, nor shall indemnification be made for amounts paid in settling or otherwise disposing of a threatened or pending action, with or without court approval, or for expenses incurred in defending a threatened or pending action which is settled or otherwise disposed of without court approval. Indemnification under the Bylaws is mandatory in the case of an agent of the Company (present or past) who is successful on the merits in defense of a suit against him or her in such capacity. In all other cases where indemnification is permitted by the Bylaws, a determination to indemnify such person must be made by a majority of a quorum of disinterested directors, a majority of disinterested shareholders, or the court in which the suit is pending.

     The Company has also entered into agreements to indemnify its officers and directors in addition to the indemnification provided for in the Articles of Incorporation and Bylaws. Among other things, these agreements provide that the Company will indemnify, subject to certain requirements, each of the Company's directors for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in the right of the Company, on account of services by such person as a director or officer of

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

the Company, or as a director or officer of any other company or enterprise to which the person provides services at the request of the Company.

     The Company and David Gold, Chief Executive Officer and President of the Company, Sherry Gold, David Gold's wife, Howard Gold, Senior Vice President of Distribution and Director, Karen Schiffer, daughter of David Gold and wife of Eric Schiffer, an officer and director, and Jeff Gold, Senior Vice President of Real Estate and Information Systems and Director (collectively, the "Pre-Offering Shareholders"), have entered into a tax indemnification agreement (the "Tax Agreement") relating to their respective income tax liabilities. The Tax Agreement generally provides that if an adjustment is made to the taxable income of the Company for a year in which it was treated as an S corporation, the Company will indemnify the Pre-Offering Shareholders and the Pre-Offering Shareholders will indemnify the Company against any increase in the indemnified party's income tax liability (including interest and penalties and related costs and expenses), with respect to any tax year to the extent such increase results in a related decrease in the income tax liability of the indemnifying party for that year. The Company will also indemnify the Pre-Offering Shareholders for all taxes imposed upon them as the result of their receipt of an indemnification payment under the Tax Agreement. Any payment made by the Company to the Pre-Offering Shareholders pursuant to the Tax Agreement may be considered by the Internal Revenue Service or state taxing authorities to be non-deductible by the Company for income tax purposes.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

ITEM 8.  EXHIBITS.

     4.1 Registrant's 1996 Stock Option Plan. Incorporated by reference to Exhibit 10.4 to Registrant's Registration
          Statement on Form S-1 (File No. 333-2764).

     5.1 Opinion of Troop Meisinger Steuber & Pasich, LLP regarding validity of securities.

     23.1 Consent of Arthur Andersen LLP.

     23.2 Consent of Troop Meisinger Steuber & Pasich, LLP (included in Exhibit 5.1).

ITEM 9.  UNDERTAKINGS.

     (a)       The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to the initial bona fide offering thereof.


          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by the director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of the counsel the matter has been settled by controlling precedent, submit to a court of the appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                         SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California as of May 2, 1997.

                                   99 CENTS ONLY STORES
                                        (Registrant)


                                   By:   /s/ Eric Schiffer
                                        -----------------------------------
                                        Eric Schiffer
                                        Senior Vice President Finance and
                                        Operations





                                      POWER OF ATTORNEY

      Each person whose signature appears below constitutes and appoints David Gold and Eric Schiffer and each of them, as his true and lawful attorneys-- in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, and hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitutes, may lawfully do or cause to be done by the virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


   Signature                          Title                           Date
   ---------                          -----                           ----

/s/ David Gold             President, Chief Executive Officer    May 2, 1997
----------------------     and Director (Principal Executive
David Gold                 Officer)

/s/ Howard Gold            Senior Vice President of
----------------------     Distribution and Director             May 2, 1997
Howard Gold

/s/ Eric Schiffer          Senior Vice President Finance and     May 2, 1997
----------------------     Operations, Treasurer and Director
Eric Schiffer              (Principal Financial Officer)

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

/s/ Jeff Gold              Senior Vice President of Real         May 2, 1997
----------------------     Estate and Information Systems
Jeff Gold                  and Director

                           Director                              May 2, 1997
----------------------
William O. Christy

                           Director                              May 2, 1997
----------------------
Marvin Holen

                           Director                              May 2, 1997
----------------------
Ben Schwartz

/s/ Lawrence Glascott      Director                              May 2, 1997
----------------------
Lawrence Glascott


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


                                        EXHIBIT INDEX


                                                                 Sequentially
Exhibit No.                Description                           Numbered Page
-----------                -----------                           -------------

      4.1 Registrant's 1996 Stock Option Plan. Incorporated by reference to Exhibit 10.4 to Registrant's Registration Statement on Form S-1 (File No. 333-2764).

      5.1 Opinion of Troop Meisinger Steuber & Pasich, LLP regarding validity of securities.

      23.1  Consent of Arthur Andersen LLP

      23.2 Consent of Troop Meisinger Steuber & Pasich, LLP (included in Exhibit 5.1)

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